Exhibit 99.1

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Aug. 08. 2005 / 5:00PM, PLUM - Q2 2005 Plumtree Software, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

JoAnn Horne

Plumtree Software, Inc. - Market Street Partners, IR

John Kunze

Plumtree Software, Inc. - CEO

Eric Borrmann

Plumtree Software, Inc. - CFO, Principal Accounting Officer, VP

Paul Ciandrini

Plumtree Software, Inc. - COO, Pres

CONFERENCE CALL PARTICIPANTS

Irit Jakoby

Next Generation - Analyst

Nate Swanson

Thinkequity Partners - Analyst

Justin Cable

B Reilly & Company - Analyst

PRESENTATION

Operator

Good afternoon, and welcome to the Plumtree Software 2005 earnings conference call. [Operator Instructions] Now I will turn the call over to your first speaker today, Miss JoAnn Horne, Investor counsel. Ma’am, you may begin.

JoAnn Horne - Plumtree Software, Inc. - Market Street Partners, IR

Thank you operator. Good afternoon, everyone, and thank you for joining us. This is JoAnn Horne of Market Street Partners, Investor Relations counsel for Plumtree Software. I have here with me John Kunze, Chief Executor Officer of Plumtree, Paul Ciandrini, President and Chief Operating Officer and Eric Borrmann, Chief Financial Officer.

Before management comments, I will read the Safe Harbor Statement. Our presentation today contains forward-looking statements which consist of our projections regarding our third quarter financial results and trends, including revenues, profitability, growth, operating expenses including R&D, sales and marketing, and G&A expenses and GSA levels. Our expectations regarding our pipeline, the financial impact and other implications that may result from our internal analysis of our compliance with the GSA contract and the separate GSA review process.

Our ability to resolve the GSA matter, anticipated legal and other expenses relating to the GSA matter, and our ability to do business with the U.S. government. Our outlook for U.S. government sales and trends in the government sector. Investments in our business and anticipated benefits from these investments, our ability to secure productivity improvements in our business. Our ability to leverage our partnership, strategies and the potential demand for our product offerings. Strategy and future plans regarding the launch of a new version of our Collaboration Server. The new G6 platform and content applications for the retail pharmaceutical verticals. Trends in and our position in the content applications industry and other statements regarding future events.

These statements are subject to risks and uncertainties that could cause actual results to differ materially. In addition, to factors that may be discussed in this call, important factors that could cause actual results to differ materially are contained in our press release today announcing our second quarter results, and our 2004 annual report on Form 10-K filed on March 11, 2005 with the Securities and Exchange Commission under the section entitled, risk factors that may effect our future results and the market price of our stock in item 7 of that report. As well as our subsequent SEC filings which are available on the SEC website at www.sec.gov.

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Aug. 08. 2005 / 5:00PM, PLUM - Q2 2005 Plumtree Software, Inc. Earnings Conference Call

For reconciliation of GAAP and non-GAAP results and projections, please see the Company’s website under investor relations. We undertake no obligation to update or revise our forward-looking statements unless required by law. Now I will turn the call over to John Kunze, Chief Executive Officer of Plumtree.

John Kunze - Plumtree Software, Inc. - CEO

Thank you JoAnn, and good afternoon, everyone. Welcome to our second quarter 2005 earnings call.

I would like to outline the format of this call as it will differ slightly from our usual format. I will first provide a status update and expand on the general services administration situation that we discussed on our July 18th call. Then Eric will review second quarter financials and forward guidance, including potential GSA impact. Paul will discuss the operations of the Company. And I will conclude the call with comments on strategy including new product initiatives and market positioning.

The general services administration or GSA is a U.S. government agency whose role in part is to make it easier for the federal government and their suppliers to do business. The GSA will negotiate a master purchasing agreement with a supplier and federal entities can subsequently purchase products and services by referencing the terms and conditions of this GSA contract.

This GSA service, of course, creates purchasing efficiencies between the federal government and its suppliers by eliminating the need for each federal entity to negotiate their own agreements with each supplier. Typical to these contracts, and as is the case with our agreement with the GSA, the supplier will offer the government favorable pricing for products and services made available on the GSA contract compared to the suppliers commercial customers. Basically the spirit of a GSA contract is that suppliers get the benefit of an efficient purchasing process in exchange for giving the federal government favorable pricing.

Now we had a GSA contract in place for the last three and a half years. With significant compliance controls in place providing oversight on our process. In February of 2005, these compliance controls discovered three small commercial deals done in Q4, in 2004, that potentially violated the pricing terms of our GSA contract. We communicated this potential contingent liabilities in our public disclosures in March 2005. We also self-disclosed the potential contingent liability to the GSA and offered a temporary spot discount. The GSA subsequently requested to see more of our data.

We corresponded with the GSA in the next few months and complied with their requests. And in parallel, we initiated our own internal analysis of our GSA contract compliance and announced the potential contingent liability in July.

The first phase of our internal analysis is now complete, and today we are announcing a contingent liability of $1.5 million. We will work with the GSA and our advisers to resolve this matter. We do not anticipate, in the normal course of business, that this matter will have an adverse impact on our ability to do business with the federal government. And Eric will provide detail on the accounting treatment for the GSA related contingent liability.

Eric Borrmann - Plumtree Software, Inc. - CFO, Principal Accounting Officer, VP

Thanks, John. Good afternoon, everyone. As we announced on July 18, second quarter 2005 revenue fell slightly short of plan due to delayed license deals. Follow on business remains strong and roster of clients remains one of the Company’s most valuable assets. Revenue from our existing customers was driven part by strong demand for the Plumtree Analytic Server, which was recently released in Q1 of 2005.

We added 20 new customers in the second quarter creating our customer total to 739. Plumtree remains net cash positive for the quarter, adding $800,000 of cash to the balance sheet. Revenue was below plan for the period due to a small set of deals that slipped, all of the deals remain in the pipeline.

We were, however, very pleased that excluding the contingent liability due to GSA, we were able to deliver non-GAAP earnings negative $0.01 per share on decreased revenue, which is within our bottom line value range given our first quarter earnings call.

Before I discussed details of the quarter, I would like to explain the accounting treatment for GSA related contingent liability. As it will affect the way we report revenue going forward.

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Aug. 08. 2005 / 5:00PM, PLUM - Q2 2005 Plumtree Software, Inc. Earnings Conference Call

We recorded a $1.5 million contingent liability in the second quarter related to GSA as contrast revenue. This contingent liability may be adjusted in future quarters. If you look at the second quarter statement of operations. If you look at the second quarter statement in operations, you’ll see an extra revenue line added called contingent contract reserve.

This line item accounts for the contingent liability related to the GSA. As a result of this additional line item in revenue, we will report both GAAP and non-GAAP revenue going forward. We will use the non-GAAP revenue figure for comparison for the most recent quarter’s results to other periods of operations as the effect of the GSA related contingent liability will make GAAP revenue performance comparison of our business over time difficult.

On future earnings calls, unless otherwise noted, all revenue related figures referred to will be on a non-GAAP basis. However, as this is the first time that we will reported revenue on a non-GAAP basis, we will on today’s call define all revenue related items as GAAP or non-GAAP.

Detailed reconciliation between GAAP results and non-GAAP results and cash flows are included in the end of today’s Q2 ‘05 earnings release. Details of the result are follows. Non-GAAP revenue for the second quarter was $22.5 million, up 15.4% over Q2 of 2004 and down 8.6% from Q1 of 2005.

Non-GAAP net loss was $378,000, or approximately $0.01 per share compared to a non-GAAP net loss in Q2 of 2004 of $2.7 million or $0.09 per share and a non-GAAP net income in the first quarter of 2005 of $307,000 or $0.01 per share.

Our non-GAAP income statement includes amortization and stock base compensation of $22,000. And a GSA related contingent liability of $1.5 million. The non-GAAP income statement also applies in the assumed tax rate of 30% to any net income. Of the $22.5 million in non-GAAP revenue for the quarter, $7.4 million or approximately 33% was licensed revenue versus 41% in both Q2 of ‘04, as well as last quarter. Including the effect of GSA contingent liability, GAAP revenue was $20.9 million for the second quarter of 2005, and GAAP net loss was $2.2 million or approximately $0.07 per share.

We completed 12 mid-sized transactions, which we define as orders between $250,000 and $1 million, along with 54 smaller transactions for a total of 66 license transactions, which is an increase of 6 transactions over last quarter.

International business represented 23% of total non-GAAP revenue in Q2, as compared to 33% in Q2 of ‘04 and 26% last quarter. Non-GAAP profit was — non-GAAP gross profit was $15.6 million resulting in a 74% gross margin. Relatively flat was the second quarter of 2004 and a decrease from the 77% margin reported for the first quarter of 2005.

Total non-GAAP operating expenses for Q2, 2005 was $17.4 million, $91,000 more than the $17.3 million reported in Q2 of 2004, and $1.2 million less than the $18.6 million recorded in Q1 of 2005.

Non-GAAP operating margin for Q2 was negative 3.4%, and 11.4 — 11.4-point increase from Q2 of 2004 and roughly a 4.4-point decline from the first quarter of 2005. In Q3 we had plans for $550,000 in legal and odd expenses related to the GSA activity. Drilling into each of the non-GAAP expense line items, COGS were $5.9 million, up $200,000 from last quarter. R&D costs were $6.3 million, down $300,000 from the $6.6 million from last quarter.

We expect R&D expense to increase slightly in Q3, due to cost surrounding the new G6 platform release. Sales and marketing expense of $8.1 million, down from $9.3 million reported last quarter. We expect sales and marketing to increase in the third quarter due to rebranding activities and variable compensation expenses. G&A expense of $2.8 million, up from $2.7 million in Q1. As discussed, G&A will increase in Q3 due to GSA related expenses.

Overall, we expect the operating expenses to increase significantly in the third quarter of 2005. Other income this quarter was $388,000 compared to $202,000 reported in Q1 of 2005. Turning to the balance sheet as of June 30, cash and short-term investment was $68 million. An increase of approximately $800,000 from the first quarter of 2005.

Net accounts receivable at the end of June was $17.6 million, down $1.4 million from $19 million reported at the end of Q1 ‘05. Second quarter DSOs were 70 days, up three days from the 67 days reported in Q1 of 2005.

Total deferred revenue was $22.5 million, down $900,000 from the $23.4 million in the first quarter of 2005. Short-term deferred revenue on June 30th, 2005 is $20.7 million, down from $21.5 million in Q1 of 2005. Long-term deferred revenue was $1.8 million, relatively flat compared

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Aug. 08. 2005 / 5:00PM, PLUM - Q2 2005 Plumtree Software, Inc. Earnings Conference Call

to Q1 of 2005. Deferred license revenue was $238,000 compared to $459,000 at the end of Q1. The balance of deferred revenues being maintenance and services.

We are pleased with the progress we are making relative to the release of our new platform G6. Operational efficiencies in our business and the advances that we made in lead generations and opportunity assessment.

However, the market for software companies continues to be difficult, as sales cycles continue to be launched and some are arduous due to tight budgets and complex compliance related proceduring procedures.

As such, we anticipate third quarter non-GAAP revenues in the range of $24.5 million, to $25.5 million. We expect non-GAAP EPS in the range of negative $0.04 to negative $0.01 and GAAP EPS in the range of negative $0.05 to negative $0.02. And we apply an assumed tax rate of 30% to any net income.

Let me turn the call over to Paul for his comments.

Paul Ciandrini - Plumtree Software, Inc. - COO, Pres

Thank you, Eric. I would like to discuss the second quarter from an operational perspective. I feel confident that our pipeline is healthy. The sales organization is running effectively, and that we continue to generate the qualified leads well. Deals slipped in Q2 due to a number of specific issues, including lack of timely approval, incremental purchases, versus a complete enterprise purchase and delayed hardware delivery.

I would like to re-iterate that no deals were lost due to competition, all slipped deals were effectively qualified viable opportunities. While the government remains an important focus of our sales efforts, we do see a number of factors which influence our outlook for federal government sales.

First, as we discussed last quarter, we continue to see a tightening of federal government IT budget dollars due to military budget requirements. In addition, we were beginning to see a possible new trend in the federal government. A move toward a federal agency shared service model which could potentially create a smaller number of larger buying centers. Too soon to measure the impact of this shift, but it may result in increased sales cycle complexity, budget scrutiny and perhaps an impact of the availability of funds.

We want to stress any potential decrease in government business in Q3 would likely be a result of these issues and unrelated to our current GSA situation.

I am pleased to state that after a two and a half quarter development time frame, we have fully operational channels, marketing communications and telemarketing functions. These functions successfully operating at full capacity are integral to our success. In addition, we continue to upgrade our direct sales organization and positively anticipate productivity improvements as our average ten year increases.

The success of our marketing communication organization, the group responsible for opportunity identification and market awareness was a highlight of the second quarter. The telemarketing group continues to generate leads that present material sales opportunities for the Company. As we have discussed in the past, the increased efficiencies and opportunity identification have improved sales productivity and allowed us to reduce head count.

As Plumtree’s value proposition migrates towards addressing mission critical core business processes, we increase the tangible measurable returns to our customers. As demonstrated with our platform upgraded G6, and retail and pharmaceutical applications.

Validating our strategy to continually focus on mission critical business profits efficiency, and open integration, our two new partnerships. These partnerships allow us to leverage world class domain experts to assist in identifying functional specification of best practices in specific verticals that address material improvements in core business processes.

In the retail industry, Plumtree is partnering with Kurt Soloman Associates, a leading global management consulting focused exclusively on the retail industry. Consumer products and healthcare industries as well. Plumtree and KSA have partners to develop and market an application by use of retailers to ensure consistent and high quality execution by store managers. KSA clients include retail industry leaders worldwide.

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In the pharmaceutical and life sciences industry, Plumtree entered into an agreement with a leading consulting firm, which we hope to announce shortly, to develop and market an application to help enable pharmaceutical companies to manage and measure ROI of utilizing key opinion leaders, as well as, to comply with federal regulations governing relationships with key opinion leaders. In addition, to these two key relationships, we now have over 80 active partners working with us.

For example, in Q2 we added partners to expand our value proposition. Assist in implementing solutions. Target specific verticals and utilize our products as part of their product development environment. Ferrus and compile technologies will offer our customers effective and efficient reporting capabilities, allowing them to take full advantage of their business intelligence tools such as (Indiscernible) We believe that BPM technology is a critical driver in helping companies operate mission critical core processes surface through our technology. — is a key partner for us in delivering process management.

In fact, all of these partnerships enable our customers to create and deploy composite applications in a more streamlined and simplified matter. We feel we have signed up a sufficient number of partners and are now focused on optimizing these relationships. Our progress and lead generation, opportunity identification and partner relationships give me confidence that we are creating positive momentum for Plumtree.

I would like to now turn the call over to John to discuss strategy, positioning and the product road map. John.

John Kunze - Plumtree Software, Inc. - CEO

Thank you, Paul.

We continue to see strong demand for Plumtree solutions and we are excited about our plans on the product front on the upcoming quarters. We believe that we have the right people to bring our new products to market. Manage of sales process, qualified leads appropriately, convert opportunities into sales. And provide the post sale support that customers expect from Plumtree.

In addition, as Paul described, we continue to expand our lead generation efforts with increases in the number of channel consulting partners, resellers and telemarketing resources. New customers in the quarter included (Indiscernible) Tyco Electronics Corporation, Conservation International, Defense Advanced Research Products Agency or DARPA. State of Wisconsin, Columbia University, FBL Financial Group. Capco GP, Inc., Independent Electricities System Operator, Pennsylvania Department of Education, and the National Arts Council, among others. As is generally the case, strength of our follow on business with our installed base was the highlight of the quarter. Which we believe speaks to our consistently high levels of customer satisfaction.

Looking forward, we have many initiatives in place that will help Plumtree grow in the remainder of 2005 and beyond. On the product front, we plan to release a new version of our platform called G6 later this quarter. In addition, we will also be releasing a new version of our Collaboration Server in the third quarter. G6, the sixth generation of our platform, will be immediately available on windows.net, windows Java, as well as Red Hat Linux, which is a new operating system for us and demonstrates our commitment to providing the most open architecture of our customers. The platform will be made available for Sun Solaris, IBM, IAX, and Su Linux in Q2 of this year. G6 increases the amount of automation provided for integrating diverse enterprise systems. One of our key differentiators in value propositions.

As previously announced, we are planning also to release a composite application specifically designed for the retail vertical in the fourth quarter of 2005, and another for the pharmaceutical vertical in the first quarter of 2006. We are well positioned for the wide adoption of composite applications. A trend that we feel is quickly emerging.

Businesses are beginning to embrace the idea of service oriented architecture and the potential that combination of Web services provide in terms of customized application development and deployment. The value of the composite application framework is that it allows software applications to be easily linked into streamline business process flows.

This composite application allows the business user to dynamically view useful information from any and other all IT infrastructure creating efficient business process automation and information sources. With this shift in thinking, customers use Plumtree has also shifted. Where as historically Plumtree was implemented in the enterprise to primarily manage unstructured, data, documents and application data, we are seeing our software applied for the management of key demand and supply chain business processes. While the environment remains difficult, we were confident in our product line and the growing demand for our rich suite of applications that coordinate human managed activities across systems, processes and business boundaries.

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Aug. 08. 2005 / 5:00PM, PLUM - Q2 2005 Plumtree Software, Inc. Earnings Conference Call

In short, Plumtree’s platform is going from an effective to an essential business tool. We were confident that initiatives in our product technology, sales and operations organizations are sound. And that we are leader in the move toward providing software solutions to better automate and integrate business processes, while driving down business costs. Increased ROI and decreased business costs have been key differentiator for Plumtree Software.

Thank you and we would like to open the call for questions.

QUESTION AND ANSWER

Operator

At this time, we were ready to begin the formal Q&A session. [Operator Instructions] Our first question comes from Justin Cable with B. Reilly. Your line is open, sir.

Justin Cable - B Reilly & Company - Analyst

Good afternoon. First question is just on the contingent contract.

Eric, can you tell us, is this a reserve taken on sales of license deals to government agencies during the quarter? How should we think about essential liabilities from previously closed deals over the past three and a half years?

John Kunze - Plumtree Software, Inc. - CEO

Based on, this is John by the way, Justin. We brought in some expert advisers, accountants and lawyers. They have looked at the entire history of our GSA contract.

And with their expert methods, management has identified this number as the appropriate contingent liability.

Justin Cable - B Reilly & Company - Analyst

Okay. So that’s basically summing —

John Kunze - Plumtree Software, Inc. - CEO

It’s looking at the entire history of the contract.

Justin Cable - B Reilly & Company - Analyst

Going forward then, do you expect to record additional reserves to revenues? I mean obviously you do if you report on a gap and non-GAAP basis?

John Kunze - Plumtree Software, Inc. - CEO

Again, in conjunction with these legal and accounting experts, we have identified this dollar amount as our best estimation of contingent liability.

And because it is contingent, of course, the number could go up or down, depending on factors that we learned down the road. But for right now. It’s our best estimation.

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Aug. 08. 2005 / 5:00PM, PLUM - Q2 2005 Plumtree Software, Inc. Earnings Conference Call

Justin Cable - B Reilly & Company - Analyst

Any adjustments to that would be incurred, could be incurred in Q3, but we should expect to see this big of a charge, I guess, Q3.

John Kunze - Plumtree Software, Inc. - CEO

Again, this is just our best estimation on the number right now. And it could change up or down.

Justin Cable - B Reilly & Company - Analyst

Okay. That’s fine.

I guess you were talking about sales to existing users that were pretty strong. Is that related to the new analytics server? Or some of the newer products or user increasing the number of seats? Can you just talk about where you are seeing the —

Paul Ciandrini - Plumtree Software, Inc. - COO, Pres

I would say it’s all of the above. One analytic server helps our clients more efficiently and effectively deploy the products and understand usage trends. There is inherent value in that.

Two, we do find actually that now the products not only are being used for the intranet but extranet applications. And as to that, typically as customers buy the product, they start with a fairly conservative plan in terms of rolling it out, but certainly as it hits its production dates there is increased users that need to be purchased in order to get complete rollout of the product. So all of the above.

Justin Cable - B Reilly & Company - Analyst

Okay. And then I guess with some of the newer applications and products that you expect to launch in Q3, are these new product expected to provide a benefit in Q3 to revenues?

Paul Ciandrini - Plumtree Software, Inc. - COO, Pres

Yes. My sense is that the products will come out in Q4. On the application products. I will be clear about that in Q1 as we articulated.

G6 will come out with additional features and functions. We have the Analytic Server product as well as the Process Server that we will release in Q1 and Q2.

We anticipate that we will get momentum from those products getting established in the marketplace, certainly in sales cycles that go across quarter and then a G6 platform with Linux will be interesting and will create another opportunity for us as well in expanding the footprint that we can sell into.

Justin Cable - B Reilly & Company - Analyst

Thank you.

Operator

Our next question comes from Irit Jacoby with Next Generation.

Irit Jakoby - Next Generation - Analyst

Hi, I want to ask what you are seeing in terms of the pricing environment? Especially as it relates to the new offerings, the Analytics Server and the Process Server. If the pricing is what — is in line with what the Company is anticipating or are you experiencing more pricing pressures?

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Aug. 08. 2005 / 5:00PM, PLUM - Q2 2005 Plumtree Software, Inc. Earnings Conference Call

Paul Ciandrini - Plumtree Software, Inc. - COO, Pres

This is Paul, again. I will tell you that with Analytics Server, we did some estimates when we went through the product life cycle management analysis of the product, and to be quite honest with you, I think we are within $5000 for each of the transactions on the ASP for it moving forward. Right now it’s variable based on a couple criteria.

The business process management component, our process server, I’m pleased as well. I don’t see necessarily a high level of competitive discounting, in either of those products and I think part of that is because they are intrinsically tied to the product platform.

That can change over time. Again, one of the points that we made earlier was that we were pleased to see sort of the composite application approach to application development starting to gain some momentum, right? My sense is as that happens more competitors come into the space, et cetera. For right now I think those product prices are holding pretty well.

Irit Jakoby - Next Generation - Analyst

Okay. And just a follow-up on that. What is — in regards to the initial uptake of the process manager?

Paul Ciandrini - Plumtree Software, Inc. - COO, Pres

Very positive. Because, again, as John’s statement said, I think that hereto for, most products typically were managing unstructured data within the enterprise which is important. I think that we evolved the platform to be much more targeted toward core enterprise business processes, typically mission critical processes. Process server is critical with that in two dimensions.

One is, in being able to leverage process flow, people work on transaction systems, where those transaction systems are fundamentally not well integrated, and that can be within an enterprise, you have multiple vendor systems. Second is, we find a lot of our opportunities now being extended enterprise opportunities, where two businesses want to automate a process across their enterprises and you need to integrate to heterogenous systems. Process Manager very critical for that as well, is there now and tying us more directly toward core tangible business processes and we feel increases our value proposition materially.

Irit Jakoby - Next Generation - Analyst

Do you anticipate in any point in time —(Indiscernible) integrate related to competitors?

Paul Ciandrini - Plumtree Software, Inc. - COO, Pres

I think there is a difference in terms of how you integrate. One is if it’s transaction system, the transaction system we feel that’s very much infrastructure, typical EAI type tools and that’s not the space we were in.

Typically we were linking process and the results from transaction systems,so that they can be leveraged. So do I think this is a viable enough space for other competitors to jump into?

The answer to that is most definitely. I think that as that happens, that validates the market for us and we were starting to see that happen so I feel comfortable about that. Software is competitive. We need to be able to win our fair share in the competitive space.

John Kunze - Plumtree Software, Inc. - CEO

We also have other partners in the BPN space that are already in some of our accounts, where they have done the integration. As Paul said, we were starting to see that and have been for a little while.

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Aug. 08. 2005 / 5:00PM, PLUM - Q2 2005 Plumtree Software, Inc. Earnings Conference Call

Irit Jakoby - Next Generation - Analyst

Okay. Great. That’s all. Thank you.

John Kunze - Plumtree Software, Inc. - CEO

Thanks, Irit.

Operator

Our next question comes from Nate Swanson with Thinkequity. Your line is open.

Nate Swanson - Thinkequity Partners - Analyst

Hey guys, I was wondering if you could comment on the timing of completing the GSA investigation from their end?

John Kunze - Plumtree Software, Inc. - CEO

Yes, unfortunately they don’t provide a time line. So they will conduct their review on their own schedule.

Difficult to be able to anticipate time line. That will depend somewhat on how they treat this matter. So we can’t really forecast how quickly this will be resolved. We were certainly working on resolving it as quickly as we can.

Nate Swanson - Thinkequity Partners - Analyst

Did you have any deals that closed under that contract in Q2?

Eric Borrmann - Plumtree Software, Inc. - CFO, Principal Accounting Officer, VP

Yes. That’s typical. A typical quarter for federal government.

Nate Swanson - Thinkequity Partners - Analyst

So you continue to do business under that contract?

Eric Borrmann - Plumtree Software, Inc. - CFO, Principal Accounting Officer, VP

Most definitely. We were not precluded from doing business from it at all.

Nate Swanson - Thinkequity Partners - Analyst

And the $1.5 million, that encompasses the life of the contract and not just the three deals that slipped from Q4?

Paul Ciandrini - Plumtree Software, Inc. - COO, Pres

That’s absolutely correct.

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Nate Swanson - Thinkequity Partners - Analyst

I want to make sure I had that straight. And then I guess in terms of the third quarter guidance, do you assume you signed the deals that slipped from Q2 to make that number? Or can you get there without those deals?

Paul Ciandrini - Plumtree Software, Inc. - COO, Pres

I think it’s a combination, Nate. Again, as we had mentioned, the deals that slipped really were just a handful. They are all in the pipeline and viable.

You know, I think that we are actually changing our focus a little bit, the product strategy and the direction. Two, that typically, Q3 was a great federal agency quarter for us. Inherently, I mentioned a couple of caveats around looking at that vertical right now.

And so I want to be a little guarded in terms of looking out what we will be able to accomplish. Obviously, consistency is very, very critical to us in our ability to execute.

Nate Swanson - Thinkequity Partners - Analyst

Thank you.

John Kunze - Plumtree Software, Inc. - CEO

Thanks, Nate.

Operator

[Operator Instructions]

John Kunze - Plumtree Software, Inc. - CEO

Okay, thank you very much, operator. And thank you very much for attending the call. We look forward to talking to you soon. Bye-bye now.

Operator

This will conclude today’s conference call. You may now disconnect.

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